Exhibit 10.32

Select Comfort Corporation
Director Compensation Summary
February 2006

Annual Retainer Each of our non-employee directors receives an annual cash retainer of $25,000. The Lead Director receives an additional annual cash retainer of $15,000. Each committee chair receives additional compensation of $5,000 per year. Each member of the Audit Committee receives additional compensation of $5,000 per year.

The Company maintains a Non-Employee Director Equity Plan that permits non-employee directors to elect to receive shares of Select Comfort common stock in lieu of all or any portion of the cash compensation otherwise payable to the director. The non-employee directors may elect to receive payments in stock currently or to defer receipt of the stock for tax purposes.

Stock Options. Each non-employee director is eligible to receive, as of the date that the director first begins to serve on the Board, an initial grant of options to purchase 8,500 shares of our common stock. These initial options become exercisable one year after the date of grant, so long as the director remains a director of our company. In addition, each of our non-employee directors is eligible for an annual grant, coincident with the annual meeting of shareholders, of options to purchase 8,500 shares of our common stock. These annual options become exercisable one year after the date of grant, so long as the director remains a director of our company. All options granted to directors have an exercise price equal to the fair market value of our common stock on the date of grant and remain exercisable for a period of up to 10 years, subject to continuous service on our Board of Directors.

Reimbursement of Expenses. All of our directors are reimbursed for travel expenses for attending meetings of our Board or any Board committee.

No Director Compensation for Employee Directors. Any director who is also an employee of our company does not receive additional compensation for service as a director.